EXHIBIT 99.2

SECOND AMENDMENT TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STONEMOR GP LLC

This SECOND AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of STONEMOR GP LLC (the “Company”) is made and entered into as of December 18, 2007, by and among the undersigned.

WHEREAS, the Company was formed on April 2, 2004, by the filing of its Certificate of Formation with the office of the Secretary of State of the State of Delaware;

WHEREAS, an Amended and Restated Limited Liability Company Agreement, dated as of September 20, 2004, was entered into by the Members (as amended or otherwise modified from time to time, the “Agreement”);

WHEREAS, the Members desire to make certain amendments to the Agreement;

WHEREAS, such amendments have been incorporated into this Amendment;

WHEREAS, the Members desire that all other terms and provisions of the Agreement remain in full force and effect; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.01 Pledge of Membership Interests. Any provision to the contrary contained in the Agreement notwithstanding, the Membership Interests may be pledged to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company to such lender or lenders, and any such pledged Membership Interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge. The pledge of such Membership Interests shall not cause a Member to cease to be a Member or to cease to have the power to exercise any rights or powers of a Member.

Section 1.02 Uniform Commercial Code. All Units and the certificates representing the same shall be deemed a “security” or “securities” governed by Article 8 of the Uniform Commercial Code, as in effect from time to time in all relevant jurisdictions.

Section 1.03 Distributions and Redemptions. Any provision contained in the Agreement to the contrary notwithstanding, the Company shall not be obligated to make any dividend or distribution (other than actual and necessary tax distributions) in respect of, and shall not make any dividend or distribution (other than actual and necessary tax distributions) in respect of, any Membership Interest to the extent (i) such dividend or distribution is prohibited any agreements, documents or instruments relating to or otherwise evidencing any outstanding indebtedness for borrowed money of the Company or (ii) the Company is prohibited from receiving or obtaining any dividends or distributions from any of its subsidiaries for such purposes under any such agreements, documents or instruments.

Section 1.04 The recitals and heading of this Amendment are hereby incorporated.

IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT as of the date listed above.

STONEMOR GP LLC

By:	/s/ William R. Shane
Name:	William R. Shane
Title:	Senior Vice President,
Chief Financial Officer

CLASS A MEMBER:

CFSI LLC

By:	/s/ William R. Shane
Name:	William R. Shane
Title:	Executive Vice President

CLASS B MEMBERS:

/s/ Lawrence Miller
Lawrence Miller

/s/ William Shane
William Shane

/s/ Michael Stache
Michael Stache

/s/ Robert Stache
Robert Stache